Exhibit 10.1

EMPLOYMENT AGREEMENT
 (James M. Pearson)

This EMPLOYMENT AGREEMENT. dated as of December 4, 2009 (this "Agreement"), is by and between Orion Marine Group, Inc., a Delaware corporation (the "Company"), and James M. Pearson (the "Key Employee").

WITNES SETH:

WHEREAS, the Company has identified you as a Key Employee who is an integral part of the Company's operation and management;

WHEREAS, the Company recognizes your efforts as a Key Employee and desires to reward those efforts to protect and enhance the best interests of the Company; and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

                                  ARTICLE I
                       DEFINITIONS, INTERPRETATIONS, AND SPECIFIC CONSIDERATION

1.1 Specific Considemtion. As consideration for Key Employee executing this Agreement, the Company will pay Key Employee a one-time signing bonus of $20,000.00 within thirty days of Key Employee's execution of this Agreement.

1.2 Definitions.

(a) "Base Salary" means the Key Employee's base salary described in Section 2.3(a), as such base salary may be increased (but not decreased) by the Company from time to time.

(b) "Board" means the Board of Directors of the Company.

(c) "Cause" means:

(i) A material breach by Key Employee of Section 3.8 of this Agreement (regarding the noncompetition and confidentiality provisions);

(ii) The commission of a criminal act by Key Employee against the Company, including but not limited to fraud, embezzlement or theft;

(iii) The conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation of Key Employee for any felony or any crime involving moral turpitude; or
(iv) Key Employee's failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the

Agreement which is not remedied within 30 days after Key Employee's receipt of written notice from the Company.

(d) "Change in Control" means the occurrence of any of the following events:

(i) A "change in the ownership of the Company" which will occur on the date that anyone person, or more than one person acting as a group, acquires ownership of stock in the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; however, if anyone person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a "change in the ownership of the Company" (or to cause a "change in the effective control of the Company" within the meaning of Section 1.2(d)(ii) below) and an increase of the effective percentage of stock owned by anyone person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph; provided, further, however, that for purposes of this Section 1.2(d)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (B) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as determined by the Committee in its sole discretion. This Section 1.2(d)(i) applies only when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction.

(ii) A "change in the effective control of the Company" which will occur on the date that either (A) anyone person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company, except for (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (z) any acquisition by investors (immediately prior to such acquisition) in the Company for financing purposes, as detennined by the Committee in its sole discretion or (B) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of a "change in the effective control of the Company," if anyone person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 1.2(d)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a "change in the effective control of the Company," or to cause a "change in the ownership of the Company" within the meaning of Section 1.2(d)(i) above.

(iii) A "change in the ownership of a substantial portion of the Company's assets" which will occur on the date that anyone person, or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Any transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer, as provided in guidance issued pursuant to the Nonqualified Deferred Compensation Rules, will not constitute a Change in Control.
For purposes of this Section 1.2(d), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option. In addition, for purposes of this Section 1.2(d) and except as othelwise provided in an Award agreement, "Company" includes (x) the Company; (y) the entity for whom the Key Employee performs services; and (z) an entity that is a stockholder owning more than 50% of the total fair market value and total voting power (a "Majority Shareholder") of the Company or the entity identified in ill above, or any entity in a chain of entities in which each entity is a Majority Shareholder of another entity in the chain, ending in the Company or the entity identified in ill above.
(e) "Code" means the Internal Revenue Code of 1986, as amended.

(f) "Disability" means a Key Employee's disability within the meaning of the Company's long-term disability plan. In the event of a dispute between the parties as to whether the Key Employee is disabled, whether Key Employee is disabled will be determined by the mutual agreement of a physician selected by the Company or its insurers (the "Company Physician") and a physician selected by Key Employee ("Key Employee's Physician"). In the event that the Company Physician and Key Employee's Physician cannot agree on whether Key Employee is Disabled, such determination will be made by a third physician who is jointly selected by the Company Physician and Key Employee's Physician.

(g) "Good Reason" means:

(i) a material breach of Section 2.3, including but not limited to reduction of any component of Key Employee's compensation set forth in Section 2.3(a) or (b) without Key Employee's consent; provided, however, that a reduction of Key Employee's compensation set forth in 2.3(b) with respect to bonus shall mean the climination of Key Employee's ability to earn a bonus or a reduction in the percentage of Base Salary Key Employee is eligible to earn as a bonus,

(ii) a material reduction of Key Employee's duties (without the Key Employee's consent) from those in effect as of the Effective Date or as subsequently agreed to by Key Employee and the Company, or

(iii) the relocation of the Key Employee's primary work site to a location greater than 50 miles from the Key Employee's work site as of the Effective Date.

(h) "Nonqualified Deferred Compensation Rnles" means the limitations or requirements of section 409A of the Code and the regulations promulgated thereunder.

(i) "Protection Period" means the period beginning on the date that is three months prior to the occurrence of a Change in Control and ending 12 months following the occurrence of a Change in Control.

(j) "Restricted Period" means (i) if Key Employee is terminated for Cause or voluntarily resigns without Good Reason, the twenty-four month period immediately following Employee's last day of employment under this Agreement; (ii) if Key Employee is terminated without Cause or voluntarily resigns with Good Reason not during the Protection Period, the twelve month period immediately following Employee's last day of employment under this Agreement; or (iii) if Key Employee is terminated without Cause or voluntarily resigns with Good Reason during the Protection Period, the thirty-six month period immediately following Employee's last day of employment under this Agreement.

(k) "Without Cause" means termination by the Company of Key Employee's employment at the Company's sole discretion for any reason, other than by reason of Key Employee's death or Disability, and other than a termination based upon Cause.

1.3 Interpretations. In this Agreement, unless a clear contrary intention appears,

(a) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(b) reference to any Article or Section, means such Article or Section hcreof; and (c) the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such telm.

ARTICLE II
EMPLOYMENT AND DUTIES

2.1 Term. The term of this Agreement will commence on the Effective Date of this Agreement and end on December 31, 2011 (the "Initial Term"). The Agreement may be extended for an additional period at the end of the Initial Term ("Renewal Term") upon the mutual agreement of the parties entered into at least 30 days prior to the end of the Initial Term.

2.2 Position, Duties and Services. The Key Employee will have such duties and powers as will be determined from time to time by the Board consistent therewith. The Key Employee will perform diligently and to the best of his abilities such duties. The Key Employee's employment will be subject to the supervision and direction of the Board.

2.3 Compensation.

(a) Base Salary. Key Employee will receive an initial Base Salary at the rate of Four Hundred, Sixteen Thousand Dollars ($416,000) per annum payable in periodic installments in accordance with the Company's normal payroll practices and procedures, which base salary may be increased (but not decreased) by the Company from time to time.

(b) Bonuses and Perquisites. During the Employment Period, Key Employee will be entitled to bonuses and perquisites as determined by the Board in its good faith discretion.
(c) Car Allowance. During the Employment Period, Key Employee will be entitled to a monthly car allowance of$I,250.00.
(d) Incentive, Savings, Profit Sharing, and Retirement Plans. During the Employment Period, Key Employee will be entitled to participate in all incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.
(e) Welfare Benefit Plans. During the Employment Term, Key Employee and/or Key Employee's family, as the case may be, will be eligible for participation in and will receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally, from time to time, to other similarly situated employees of the Company.
(f) Expenses. During the Employment Period, Key Executive shall be entitled to receive reimbursement for all reasonable business expenses, including, but not limited to, those expenses expressly provided for in this Agreement, incurred by the Key Executive in accordance with the policies, practices and procedures of the Company. All such expenses are to be reimbursed to Key Executive in accordance with the Company's policies and procedures for reimbursing expenses, but in no event shall any reimbursement payment be paid to Key Executive following the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses for which Key Executive is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Key Executive is eligible to receive reimbursement during any other calendar year during the term of this Agreement. Any reimbursement payable in accordance with this Section 2.3(f) will not be subject to liquidation or exchange for another benefit.

2.4 Severance Benefit, Key Employee will be entitled to receive the severance benefits described in ARTICLE III upon his termination of employment during the term of this Agreement described in Section 2.1 provided he satisfies the requirements outlined in ARTICLE III.
ARTICLE III
EARLY TERMINATION

3.1 Death. Upon the death of Key Employee during the Employment Period, the Agreement will terminate and Key Employee's estate will be entitled to payment of his Base Salary through the date of such termination plus any benefits accrued up to the date of his death payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant.

3,2 Disability. In the event of Key Employee's Disability during the term of this Agreement described in Section 2.1, the Company may terminate Key Employee's employment in which case this Agreement will terminate and Key Employee will be entitled to payment of the following benefits: (a) his Base Salary through the date of such termination; (b) long-term
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disability benefits pursuant to the terms of any long-tetlli disability policy provided to similarly situated employees of the Company in which Key Employee has elected to participate; and
(c) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant.

3.3 Termination for Cause or Volnntary Resignation by Key Employee Without Good Reason. If Key Employee's employment is terminated during the term of this Agreement for Cause or Key Employee voluntarily resigns from the employment of the Company without Good Reason, Key Employee will be entitled to receive (a) his Base Salary in effect at the time notice of termination is given through the date of termination, (b) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant, and (c) reimbursement of any outstanding expense eligible for reimbursement.

3.4 Termination Without Cause or for Good Reason Not During the Protection Period. If, during the term of this Agreement as described in Section 2.1, the Key Employee's employment is tetlliinated by the Company Without Cause or Key Employee tet111inates his employment with the Company for Good Reason, and Section 3.5 is not applicable, Key Employee will be entitled to receive (a) Key Employee's unpaid Base Salary through the date of termination; (b) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant; (c) reimbursement of any outstanding expenses eligible for reimbursement in accordance with the Company's policies and practices; (d) continued payment of Key Employee's Base Salary for a period of twelve months, in accordance with the Company's standard payroll practices; (e) monthly payment for a period of twelve months of $2,500 to cover transitional expenses; (f) monthly payment for a period of twelve months of an amount equal to Key Employee's monthly car allowance; plus (g) a lump sum payment equal to the most recent bonus awarded to Key Employee pursuant to the Executive Incentive Plan (EIP) or any replacement plan. The payments and benefits described in this Section 3.4 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee within the sixty day period immediately following the Key Employee's termination of employment.

3.5 Termination Without Cause or for Good Reason Dnring the Protection Period. If, during the tenll of this Agreement as described in Section 2.1, Key Employee's employment is terminated by the Company Without Cause or Key Employee terminates his employment with the Company for Good Reason during the Protection Period, Key Employee will be entitled to receive (a) Key Employee's unpaid Base Salary through the date of termination; (b) payment of any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant; (c) reimbursement of any outstanding expenses eligible for reimbursement in accordance with the Company's policies and practices; (d) a lump sum payment equal to thirty six months of Key Employee's Base Salary;
(e) a lump sum payment equal to thirty six times $2,500 to cover transitional expenses; (f) a lump sum payment equal to thirty six times Key Employee's monthly car allowance; plus (g) a lump sum payment equal to three times the most recent bonus awarded to Key Employee pursuant to the Executive Incentive Plan (ElP) or any replacement plan. The payments and benefits described in this Section 3.5 shall begin or shall be paid, as applicable to the form of payment described above for each payment or benefit, to Key Employee on the later to occur of

(i) the sixtieth day immediately following the Key Employee's termination of employment, or

(ii) the date ofthe Change in Control.

3.6 Termination of Company's Obligations. Upon termination of Key Employee's employment for any reason, the Company's obligations under this Agreement will terminate and Key Employee will be entitled to no compensation and benefits under this Agreement other than that provided in this ARTICLE III. Notwithstanding such termination, the parties' obligations under this ARTICLE III, including Section 3.8, will remain in full force and effect.

3.7 Release. Notwithstanding the foregoing provisions of this Section 3.7, Key Employee will be entitled to the additional benefits specified in Section 3.4 (regarding termination Without Cause or for Good Reason not during a Protection Period) and Section 3.5 (regarding termination Without Cause or for Good Reason during a Protection Period) (i.e., those in addition to the payment of his Base Salary through the date of termination and any benefits payable pursuant to the terms of the benefit plans specified in Section 2.3 in which Key Employee is a participant), only upon his execution (and non-revocation) of a waiver and release of all claims in a form acceptable to the Company. The waiver and release document must be executed and delivered to the appropriate Company representative on or before the fiftieth day period immediately following Key Employee's termination of employment.

3.8 Non-Competition, Confidentiality.
(a) Agreement not to Compete. In consideration of the Company's promise to provide Key Employee with Confidential Information, as defined in Section 3.8(b), the other mutual promises contained in this Agreement, and Key Employee's employment with the Company, and so as to enforce Key Employee's promises regarding Confidential Infonnation contained in Section 3.8(b) of this Agreement, Key Employee agrees that in the event his employment with the Company is terminated for any reason whatsoever, Key Employee will not, during the applicable Restricted Period (extended by any period of time during which Key Employee is in violation of this Section 3.8), directly or indirectly, carryon or conduct, in competition with the Company or its subsidiaries or affiliates, any business of the nature in which the Company or its subsidiaries or affiliates are then engaged in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Key Employee's employment, evidenced in writing, at any time during the six month period prior to such termination, an intention to engage in such business. Key Employee agrees that he will not so conduct or engage in any such business either as an individual on his own account or as a partner or joint venturer or as an Key Employee, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own 10% or more of any class of stock.

(b) Confidential Information. The Company makes a binding promise not conditioned upon continued employment to provide Key Employee with certain Confidential Information above and beyond any Confidential Information Key Employee may have previously received. Key Employee will not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Key Employee's personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the Employment Period with regard to the financial, business or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (i) information already in the public domain; (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its subsidiaries and affiliates; or (iii) information that Key Employee is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity;

(B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the IUles, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Key Employee, to be disclosed by Key Employee in connection with any legal action or proceeding involving Key Employee and the Company or any subsidiary or affiliate of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any subsidiary or affiliate of the Company. Key Employee will, at any time requested by the Company (either during or within two years after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries and affiliates which he may then possess or have under his control.

(c) Reasonableness of Restrictions. Key Employee acknowledges that the geographic boundaries, scope of prohibited activities, and time duration set forth in this Section 3.8 are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the legitimate business interests of the Company, and that the enforcement of such provisions would not cause Key Employee any undue hardship nor unreasonably interfere with Key Employee's ability to earn a livelihood. If any court determines that any portion of this Section 3.8 is invalid or unenforceable, the remainder of this Section 3.8 will not thereby be affected and will be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 3.8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(d) Enforcement. Upon Key Employee's employment with an entity that is not a subsidiary or affiliate of the Company (a "Successor Employer") during the period that the provisions of this Section 3.8 remain in effect, Key Employee will provide such Successor Employer with a copy of this Agreement and will notify the Company of such employment within 30 days thereof. Key Employee agrees that in the event of a breach of the terms and conditions of this Section 3.8 by Key Employee, the Company will be entitled, if it so elects, to institute and prosecute proceedings, either in law or in equity, against Key Employee, to obtain damages for any such breach, or to enjoin Key Employee from any conduct in violation of this Section 3.8.

3.9 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Key Employee is a "disqualified individual" (as defined in section 280G(c) of the Code), and the benefits provided for in this ARTICLE III, together with any other payments and benefits which Key Employee has the right to receive from the Company would constitute a

"parachute payment" (as defined in section 280G(b)(2) of the Code), then the benefits provided hereunder (begillliing with any benefit to be paid in cash hereunder) will be reduced (but not below zero) so that the present value of such total amounts and benefits received by Key Employee will be $1.00) less than three times Key Employee's "base amount" (as defined in section 280G(b)(3) of the Code) and so that no pOltion of such amounts and benefits received by Key Employee will be subject to the excise tax imposed by section 4999 of the Code. The determination as to whether such a reduction in the amount ofthe benefits provided hereunder is necessary will be made by the Board in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company used in determining if a "parachute payment" exists, exceeds $1.00 less than three times the Key Employee's base amount, then Key Employee will immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 3.9 will require the Company to be responsible for, or have any liability or obligation with respect to, Key Employee's excise tax liabilities under section 4999 of the Code.

3.10 Payments Snbject to Section 409A of the Code. Notwithstanding the foregoing provisions of this ARTICLE III, if the payment of any severance compensation or severance benefits under this ARTICLE III would be subject to additional taxes and interest under section 409A of the Code because the timing of such payment is not delayed as provided in section 409A(a)(2)(B) of the Code, then any such payments that Key Employee would otherwise be entitled to during the first six months following the date of Key Employee's termination of employment will be accumulated and paid on the date that is six months after the date of Key Employee's termination of employment (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under section 409A of the Code without being subject to such additional taxes and interest.
ARTICLE IV
 MISCELLANEOUS

4.1 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to the conflicts of law principles of such State.

4.2 Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Key Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

4.3 Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law will, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

4.4 Entire Agreement. Except as provided in the written benefit plans and programs referenced in Section 2.3(d) and Section 2.3(e), this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, this Agreement does not supersede or preempt any understanding, agreement or representation regarding stock, stock options, or other equity interests.

4.5 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company's employees generally.

4.6 Headings. The paragraph headings have been inserted for purposes of convenience and will not be used for interpretive purposes.

4.7 Actions by the Board. Any and all detenninations or other actions required of the Board hereunder that relate specifically to Key Employee's employment by the Company or the terms and conditions of such employment will be made by the members of the Board other than Key Employee (if Key Employee is a member of the Board), and Key Employee will not have any right to vote or decide upon any such matter.

4.8 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.
COMPANY: ORION MARINE GROUP, INC.
       By:   /s/ Mark R. Stauffer
       Name:  Mark R. Stauffer
       Title: Executive Vice President & CFO

KEY EMPLOYEE:
       /s/ J. Michael Pearson